EXHIBIT 5.1

May 3, 2012

Lydall, Inc.

One Colonial Road

Manchester, Connecticut 06042

Ladies and Gentlemen:

We have acted as special counsel to Lydall, Inc., a Delaware corporation (the “Company ”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 2,937,083 shares (the “Shares”) of the Company’s Common Stock, par value $0.10 per share, issuable pursuant to the Company’s 2012 Stock Incentive Plan (the “Plan”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the Plan, upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP